Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter and Year-To-Date 2018 Results

ORLANDO, FL, Nov. 5, 2018 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of 2018.

Third Quarter 2018 Highlights

•	Attendance increased by 0.7 million guests, or 9.7%, to 8.3 million guests from the third quarter of 2017.
•	Total revenue increased by $45.5 million, or 10.4%, to $483.2 million from the third quarter of 2017.
•

Net income was $96.0 million, compared to net income of $55.0 million in the third quarter of 2017.  Net income for the third quarter of 2018 includes approximately $3.9 million of restructuring charges as discussed further below.  Net income in the third quarter of 2017 includes approximately $5.1 million of restructuring charges as discussed further below.

•	Adjusted EBITDA[1] was $212.4 million, an improvement of $38.6 million, or 22.2%, over the third quarter of 2017.

First Nine Months 2018 Highlights

•	Attendance increased by 1.4 million guests, or 8.7%, to 18.0 million guests from the first nine months of 2017.
•	Total revenue increased by $94.4 million, or 9.5%, to $1.09 billion from the first nine months of 2017.
•

Net income was $55.8 million, compared to a net loss of $181.9 million in the first nine months of 2017.  Net income for the first nine months of 2018 includes approximately $34.0 million of certain pre-tax expenses as discussed further below.  Net loss in the first nine months of 2017 includes approximately $293.5 million of certain pre-tax expenses, including a non-cash goodwill impairment charge, as discussed further below.

•	Adjusted EBITDA was $336.7 million, an improvement of $87.8 million, or 35.3%, over the first nine months of 2017.

Other Highlights

•

The Company successfully completed a refinancing and amendment to its credit facilities, which among other things, extended maturities, removed financial covenants and generally provides enhanced financial flexibility.

“We are pleased to report another quarter with strong financial results,” said John Reilly, Interim Chief Executive Officer of SeaWorld Entertainment, Inc. “These results continue to show the strength of our underlying business model and the effectiveness of our strategic pricing strategies, marketing and communications initiatives and the positive reception of our new rides, attractions and events. We continued to see a double-digit increase in season pass sales revenue this quarter, further underscoring the effectiveness of our strategies.  Third quarter attendance and revenue growth demonstrated continued strength during our peak summer season.  Our increase in total revenue per capita was driven by a 7.4% increase in in-park per capita spending that was attributable to our improved culinary and merchandise offerings and other in-park offerings including our front of the line pass Quick Queue.  And, as we have communicated before, we remain laser focused on identifying and executing on additional cost savings and creating efficiencies that will improve our margins and lead to increased profitability.”

“We have just completed another successful season of Halloween events and will soon begin our annual Christmas events across our theme parks featuring Rudolph the Red-Nosed Reindeer™,” continued Reilly.  “We are excited about bringing our guests what we believe is the best holiday season entertainment value in the industry.  In addition, we recently announced our line-up of new rides, attractions and events across our parks for 2019.  2019 will feature what I believe is our best line up ever of new rides, attractions and events with a new ride, attraction or event in almost every one of our 12 parks. We are looking forward to the many brand new thrilling experiences coming to our parks next year. We are also enthusiastic about our new season pass program.  In October, we introduced our new season pass structure and pricing that makes our parks more affordable than ever before with increased flexibility, more variety and the best and most valuable benefits we have ever offered.  We have significant scope to improve our pass base and to increase loyalty among our guests and the predictability and recurring nature of our revenues.  While we have delivered better financial results though the first nine months of this year, as we have said all year, there is significant additional opportunity for improvement.  Our team is committed to continue to drive top-line and bottom-line results and to operating more efficiently than ever before, which we expect will allow us to increase our operating margins and reach our 2020 goal of delivering $475 million to $500 million of Adjusted EBITDA.  We are excited about the future and confident we will continue to deliver operational and financial improvement leading to increased shareholder value.”

[1]

This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

Third quarter 2018 Results

In the third quarter of 2018, the Company hosted approximately 8.3 million guests, generated total revenues of $483.2 million, net income of $96.0 million and Adjusted EBITDA of $212.4 million. Net income includes approximately $3.9 million of pre-tax expenses associated with separation-related costs.  Net income in the third quarter of 2017 includes approximately $5.1 million of pre-tax expenses associated with separation-related costs in the third quarter of 2017.

The Company believes the improved attendance results from a combination of factors including the Company’s new pricing strategies, new marketing and communications initiatives and the positive reception of new rides, attractions and events.  Revenue was positively impacted by the strong increases in attendance and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) partially offset by lower admission per capita (defined as admissions revenue divided by total attendance). The decline in admission per capita primarily results from the impact of new pricing strategies.  Adjusted EBITDA was positively impacted by increases in attendance, total revenue per capita and the impact of an increased focus on cost efficiencies and the realization of cost savings initiatives.

	Three Months Ended September 30,		Change
	2018	2017	%
(In millions, except per share and per capita amounts)
Total revenues	$483.2	$437.7	10.4%
Net income	$96.0	$55.0	74.4%
Net income per share, diluted	$1.10	$0.64	71.9%
Adjusted EBITDA	$212.4	$173.8	22.2%
Net cash provided by operating activities	$140.6	$99.5	41.4%
Attendance	8.34	7.61	9.7%
Total revenue per capita	$57.91	$57.52	0.7%
Admission per capita	$33.54	$34.82	(3.7%)
In-Park per capita spending	$24.37	$22.70	7.4%

Year-To-Date 2018 Results

In the first nine months of 2018, the Company hosted approximately 18.0 million guests and generated total revenues of $1.09 billion, net income of $55.8 million and Adjusted EBITDA of $336.7 million. Net income includes approximately $34.0 million of pre-tax expenses associated with separation-related costs and legal settlements recorded in the first nine months of 2018. Net loss in the first nine months of 2017 includes approximately $293.5 million of pre-tax expenses associated with the following:  (i) $269.3 million related to a non-cash goodwill impairment charge, (ii) $8.4 million related to non-cash equity compensation expense with respect to performance awards which vested in the second quarter of 2017, (iii) $8.1 million related to a loss on early extinguishment of debt and write-off of discounts and debt issuance costs, (iv) $5.1 million related to separation-related costs, and (v) $2.5 million related to a legal settlement accrual.

The Company believes the improved attendance results from a combination of factors including the Company’s new pricing strategies, new marketing and communications initiatives and the anticipation and reception of new rides, attractions and events.  Revenue was positively impacted by the strong increases in attendance and in-park per capita spending partially offset by lower admission per capita. The decline in admission per capita primarily results from new pricing strategies.  Adjusted EBITDA was positively impacted by increases in attendance, total revenue per capita and the impact of an increased focus on cost efficiencies and the realization of cost savings initiatives.

	Nine Months Ended September 30,		Change
	2018	2017	%
(In millions, except per share and per capita amounts)
Total revenues	$1,092.3	$997.8	9.5%
Net income (loss)	$55.8	$(181.9)	NM
Net income (loss) per share, diluted	$0.64	$(2.12)	NM
Adjusted EBITDA	$336.7	$248.9	35.3%
Net cash provided by operating activities	$267.5	$187.8	42.4%
Attendance	17.98	16.54	8.7%
Total revenue per capita	$60.74	$60.34	0.7%
Admission per capita	$35.35	$36.59	(3.4%)
In-Park per capita spending	$25.39	$23.75	6.9%

Debt and Liquidity

As previously announced, on October 31, 2018, the Company successfully refinanced and amended its existing senior secured credit agreement (the “Amended Credit Agreement”). “We are very pleased to have successfully completed this favorable refinancing and amendment to our existing credit facilities,” said Marc Swanson, Chief Financial Officer of SeaWorld Entertainment, Inc.  “The transaction, among other things, extended the maturity of our term loan and revolving credit agreement, eliminated almost all financial covenants and generally provides enhanced financial flexibility to our company.”

As of September 30, 2018, the Company’s total net leverage ratio[2] as calculated under the Senior Secured Credit Facilities was 3.40 to 1.00.

Conference Call

The Company will hold a conference call today, Monday, November 5, 2018 at 9 a.m. Eastern Time to discuss its third quarter 2018 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on November 5, 2018 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the company’s third quarter 2019 earnings conference call.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 5, 2018 through 11:59 p.m. Eastern Time on November 12, 2018 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10125575.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the applicable most comparable U.S. GAAP financial measure for the three and nine-month periods ended September 30, 2018 and 2017. However, the Company has not reconciled the forward-looking Adjusted EBITDA long-term goal included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the Company’s business and the high variability, complexity and low visibility with respect to amounts for disposition of assets, income taxes and other expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results.

[2]

The Company’s total net leverage ratio as of September 30, 2018 is calculated by dividing total net debt by the last twelve months Adjusted EBITDA plus $27.7 million of estimated cost savings (based on certain specified actions the Company has taken, including restructuring and cost savings initiatives, which are permitted to be added back to twelve-month Adjusted EBITDA under the Company’s Amended Credit Agreement) (see accompanying tables).

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 33,000 animals in need over the last 50 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Rudolph the Red-Nosed Reindeer and all related elements © & TM under license to Character Arts, LLC. All rights reserved.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the Company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; any adverse judgments or settlements resulting from legal proceedings as well as risks relating to audits, inspections and investigations by, or requests for information from, various federal and state regulatory agencies; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Travis Claytor

Director, Corporate Communications

Travis.Claytor@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2018	2017	$	%	2018	2017	$	%
Net revenues:
Admissions	$279,873	$264,967	$14,906	5.6%	$635,682	$605,007	$30,675	5.1%
Food, merchandise and other	203,302	172,745	30,557	17.7%	456,580	392,812	63,768	16.2%
Total revenues	483,175	437,712	45,463	10.4%	1,092,262	997,819	94,443	9.5%
Costs and expenses:
Cost of food, merchandise and other revenues	36,062	31,988	4,074	12.7%	85,012	75,532	9,480	12.6%
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $2,119 and $976 for the three months ended September 30, 2018 and 2017, respectively, and $6,350 and $5,830 for the nine months ended September 30, 2018 and 2017, respectively)	198,781	194,802	3,979	2.0%	544,354	541,395	2,959	0.5%
Selling, general and administrative (includes equity compensation of $3,064 and $2,269 for the three months ended September 30, 2018 and 2017, respectively, and $12,270 and $13,435 for the nine months ended September 30, 2018 and 2017, respectively)	51,549	54,770	(3,221)	(5.9%)	186,076	176,340	9,736	5.5%
Goodwill impairment charges(a)	—	—	—	—	—	269,332	(269,332)	NM
Restructuring and other separation costs (b)	3,866	5,100	(1,234)	(24.2%)	16,392	5,100	11,292	NM
Depreciation and amortization	41,187	42,230	(1,043)	(2.5%)	119,635	120,597	(962)	(0.8%)
Total costs and expenses	331,445	328,890	2,555	0.8%	951,469	1,188,296	(236,827)	(19.9%)
Operating income (loss)	151,730	108,822	42,908	39.4%	140,793	(190,477)	331,270	NM
Other income, net	(59)	(108)	49	45.4%	(38)	(111)	73	65.8%
Interest expense	19,500	20,160	(660)	(3.3%)	59,974	57,873	2,101	3.6%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	—	—	—	—	8,143	(8,143)	NM
Income (loss) before income taxes	132,289	88,770	43,519	49.0%	80,857	(256,382)	337,239	NM
Provision for (benefit from) income taxes	36,301	33,736	2,565	7.6%	25,016	(74,437)	99,453	NM
Net income (loss)	$95,988	$55,034	$40,954	74.4%	$55,841	$(181,945)	$237,786	NM
Earnings (loss) per share:
Net income (loss) per share, basic	$1.11	$0.64			$0.65	$(2.12)
Net income (loss) per share, diluted	$1.10	$0.64			$0.64	$(2.12)

Weighted average common shares outstanding:
Basic	86,616	86,012			86,410	85,712
Diluted (d)	87,542	86,284			87,029	85,712

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change		Last Twelve Months Ended September 30,
	2018	2017	$	%	2018	2017	$	%	2018
Net income (loss)	$95,988	$55,034	$40,954	74.4%	$55,841	$(181,945)	$237,786	NM	$35,400
Provision for (benefit from) income taxes	36,301	33,736	2,565	7.6%	25,016	(74,437)	99,453	NM	14,447
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	—	—	—	—	8,143	(8,143)	NM	—
Interest expense	19,500	20,160	(660)	(3.3%)	59,974	57,873	2,101	3.6%	80,102
Depreciation and amortization	41,187	42,230	(1,043)	(2.5%)	119,635	120,597	(962)	(0.8%)	162,332
Goodwill impairment charges(a)	—	—	—	—	—	269,332	(269,332)	NM	—
Equity-based compensation expense (e)	5,183	3,245	1,938	59.7%	18,620	19,265	(645)	(3.3%)	22,558
Loss on impairment or disposal of assets (f)	4,222	7,814	(3,592)	(46.0%)	11,873	8,727	3,146	36.0%	15,577
Business optimization, development and strategic initiative costs (g)	7,670	7,370	300	4.1%	26,604	13,662	12,942	94.7%	30,415
Certain investment costs and franchise taxes(h)	2,890	386	2,504	NM	3,305	504	2,801	NM	3,883
Other adjusting items (i)	(544)	3,791	(4,335)	NM	15,808	7,198	8,610	NM	20,394
Adjusted EBITDA (j)	$212,397	$173,766	$38,631	22.2%	$336,676	$248,919	$87,757	35.3%	$385,108
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (k)									27,700
Adjusted EBITDA, after cost savings (l)									$412,808

Prior to the Amended Credit Agreement, the credit agreement governing the Company’s Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (g) and (i) below.  The following table reconciles the Adjusted EBITDA calculation as previously defined prior to the Amended Credit Agreement to the Adjusted EBITDA calculation as defined in the Amended Credit Agreement.  This table is presented as supplemental information only:

For the Three Months Ended March 31,	For the Three Months Ended June 30,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
2018	2017	2018	2017	2018	2017	2018	2017
Adjusted EBITDA (as previously defined)	$(117)	$(30,363)	$117,619	$104,221	$204,852	$172,326	$322,354	$246,184
Certain expenses over previous credit agreement limit (g)	—	—	3,934	—	7,670	—	11,604	—
Taxes related to other adjusting items not previously added back (i)	2,415	—	428	1,295	(125)	1,440	2,718	2,735
Adjusted EBITDA (as defined in the Amended Credit Agreement)(j)	$2,298	$(30,363)	$121,981	$105,516	$212,397	$173,766	$336,676	$248,919

For the Three Months Ended September 30,	Change	For the Nine Months Ended September 30,	Change
2018	2017	$	%	2018	2017	$	%
Net cash provided by operating activities	$140,644	$99,476	$41,168	41.4%	$267,458	$187,779	$79,679	42.4%
Capital expenditures	43,506	36,463	7,043	19.3%	140,878	139,638	1,240	0.9%
Free Cash Flow (m)	$97,138	$63,013	$34,125	54.2%	$126,580	$48,141	$78,439	162.9%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2018	As of December 31, 2017
Cash and cash equivalents	$125,669	$33,178
Total assets	$2,211,977	$2,085,782
Long-term debt, including current maturities:
Term B-5 Loans	$983,331	$990,819
Term B-2 Loans (n)	543,935	554,227
Revolving Credit Facility	—	15,000
Total long-term debt, including current maturities	$1,527,266	$1,560,046
Total stockholders' equity	$373,336	$287,466

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2018	2017	#	%	2018	2017	#	%
Attendance	8,344	7,609	735	9.7%	17,982	16,537	1,445	8.7%
Total revenue per capita (o)	$57.91	$57.52	$0.39	0.7%	$60.74	$60.34	$0.40	0.7%

NM-Not meaningful.

(a) Reflects non-cash goodwill impairment charges incurred in the nine months ended September 30, 2017 related to the full impairment of goodwill for the Company’s SeaWorld Orlando reporting unit.

(b)  Reflects restructuring and other separation costs which for the three months ended September 30, 2018 primarily relates to a restructuring program in 2018 and for the nine months ended September 30, 2018 primarily relates to costs associated with the departure of certain executives during 2018.

(c) Reflects primarily the write-off of $8.0 million in debt issuance costs incurred on the Term B-5 Loans during the nine months ended September 30, 2017.

(d) There were no anti-dilutive shares of common stock equivalents excluded from the computation of diluted earnings per share during the three months ended September 30, 2018.  During the nine months ended September 30, 2018, there were approximately 1,736,000 anti-dilutive shares excluded from the computation of diluted earnings per share.  During the three months ended September 30, 2017, there were approximately 4,180,000 anti-dilutive shares excluded from the computation of diluted earnings per share.  There were approximately 5,137,000 potentially dilutive shares excluded from the computation of diluted loss per share during the nine months ended September 30, 2017 as their effect would have been anti-dilutive due to the Company’s net loss in that period.

(e) Reflects non-cash equity compensation expenses associated with the grants of equity compensation. For the nine months ended September 30, 2018, includes approximately $5.5 million related to equity awards which were accelerated in connection with the departure of certain executives, as required by their respective employment agreements. For the nine months ended September 30, 2017, includes $8.4 million associated with certain performance-vesting restricted shares which vested in the second quarter of 2017.

(f) Reflects primarily non-cash expenses related to fixed asset write-offs and impairments.

(g) For the three and nine months ended September 30, 2018, business optimization, development and other strategic initiative costs incurred related to: (i) $3.9 million and $16.4 million, respectively, of severance and other employment costs which, for the three months ended primarily relates to a restructuring program in 2018 and for the nine months ended September 30, 2018, primarily related to costs associated with the departure of certain executives during 2018; (ii) $3.6 million and $8.9 million, respectively, of third party consulting costs; and (iii) $0.2 million and $1.3 million, respectively, of product and intellectual property development costs.

For the three and nine months ended September 30, 2017, reflects business optimization, development and other strategic initiative costs primarily composed of:  (i) $ 5.1 million of costs related to a restructuring program in 2017; (ii) $0.9 million and $3.6 million, respectively, of third party consulting costs; (iii) $0.6 million and $3.8 million, respectively, of product and intellectual property development costs; and (iv) additional net separation costs of $0.1 million and $0.5 million incurred in the three and nine months ended September 30, 2017 for certain positions eliminated not related to a formal restructuring or cost savings initiative.

Prior to the Amended Credit Agreement, due to limitations under the credit agreement governing the Company’s Senior Secured Credit Facilities, the amount which the Company was able to add back to Adjusted EBITDA for these costs, was limited to $15.0 million in any fiscal year. As such, the Adjusted EBITDA calculation for the three and six months ended June 30, 2018 previously reported did not reflect approximately $3.9 million of related costs due to these limitations.

(h) Reflects primarily a loss of approximately $2.8 million during the three and nine months ended September 30, 2018 relating to expenses incurred and fees associated with the termination of an agreement.

(i) Reflects the impact of expenses incurred primarily related to certain legal matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items. For the three and nine months ended September 30, 2018, includes approximately $1.5 million of insurance recoveries received related to these legal matters. For the nine months ended September 30, 2018, also includes $12.1 million related to legal settlements.

Prior to the Amended Credit Agreement, these items were excluded on an after-tax basis only, as such, the Adjusted EBITDA calculation for the three months ended March 31 and June 30, 2018 previously reported did not reflect related taxes of approximately $2.4 million and $0.4 million, respectively.  Additionally, the Adjusted EBITDA calculation for the three months ended June 30, 2017 and for the three and nine months ended September 30, 2017, did not reflect related taxes of approximately $1.3 million, $1.4 million and $2.7 million, respectively.

(j) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities. The Adjusted EBITDA presentation for the prior periods has been changed to conform with the current period presentation.  In particular, the Adjusted EBITDA calculation changed to conform with the changes made to its definition in the Amended Credit Agreement.  Prior to the Amended Credit Agreement, the credit agreement governing the Company’s Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (g) and (i) above.

(k) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net income (loss).  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings. Prior to the Amended Credit Agreement, the credit agreement limited the amount of such estimated savings which could be reflected in the calculation of Adjusted EBITDA to $10.0 million for any four consecutive fiscal quarters calculated as the amount the Company expected to realize over the following 12 month period.

(l) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (k) above.

(m) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(n) On October 31, 2018, the Company, through its wholly-owned subsidiary, SeaWorld Parks and Entertainment, Inc., closed on the Amended Credit Agreement which refinanced the entire amount of the existing Term B-2 Loans with new Term B-5 Loans.

(o) Calculated as total revenues divided by attendance.